1Q19 Earnings Release	April 30, 2019

FOR IMMEDIATE RELEASE
April 30, 2019
For more information contact:
John Goodey (419) 247-2800
Welltower Reports First Quarter 2019 Results
Toledo, Ohio, April 30, 2019…..Welltower Inc. (NYSE:WELL) today announced results for the quarter ended March 31, 2019.
Quarterly Highlights

•
Reported net income attributable to common stockholders of $0.71 per diluted share and normalized FFO attributable to common stockholders of $1.02 per diluted share compared to $0.99 per diluted share in 2018, representing 3% normalized FFO growth

•	Total portfolio SSNOI grew 3.1%, driven by Seniors Housing Operating SSNOI growth of 3.0%

•
Completed $259 million of pro rata acquisitions in high quality real estate with an additional $519 million in pro rata acquisitions subsequent to quarter end for a total blended yield of 5.9% across eight separate transactions

•	Improved net debt to Adjusted EBITDA to 5.47x at March 31, 2019 from 5.84x at December 31, 2018

•	Generated $538 million of gross proceeds from common stock issuances at an average price of $74.69 per share

"I'm pleased to report that our normalized FFO per diluted share grew by 3% over the first quarter of 2018, which is in-line with our expectations that we discussed at our December Investor Day," commented CEO, Tom DeRosa. "This earnings growth is being driven by improved performance across our business units. We continue to execute on our strategy of sourcing unique, accretive investment opportunities from our platform of seniors housing operators and new relationships with large, not-for-profit health systems. Our ESG initiatives have placed us at the very top of large S&P companies for workforce diversity, Board diversity and sustainability. In the first quarter, we were proud to be named to the Bloomberg Gender-Equality Index and recognized as an ENERGY STAR Partner of the Year. We see these initiatives as critical components of driving our sector-leading performance."
Capital Activity On March 31, 2019, we had $249 million of cash and cash equivalents and $2.6 billion of available borrowing capacity under the unsecured revolving credit facility. During the first quarter, we generated approximately $538 million under our dividend reinvestment program and equity shelf program at an average price of $74.69 per share.
In February 2019, we effectuated and completed the mandatory conversion of all outstanding 6.5% Series I Cumulative Convertible Perpetual Preferred Stock. Each share of Convertible Preferred Stock was converted into 0.8857 shares of common stock. As of December 31, 2018, there were 14,369,965 shares of Convertible Preferred Stock outstanding.
Also in February 2019, we completed the issuance of $500 million of 3.625% senior unsecured notes due 2024 and $550 million of 4.125% senior unsecured notes due 2029 for net proceeds of approximately $1.0 billion. During the quarter, we extinguished $115 million of secured debt at a blended average interest rate of 5.0%.
In the first quarter, we established an unsecured commercial paper program. Under the terms of the program, we may issue unsecured commercial paper with maturities that vary, but do not exceed 397 days from the date of issue, up to a maximum aggregate principal amount outstanding at any time of $1 billion, which reduces the borrowing capacity on the unsecured revolving credit facility by the principal amount of commercial paper outstanding. During the quarter, we entered into an amended and restated equity shelf ATM program pursuant to which we may offer and sell up to $1.5 billion of common stock.
Dividend The Board of Directors declared a cash dividend for the quarter ended March 31, 2019 of $0.87 per share. On May 28, 2019, we will pay our 192nd consecutive quarterly cash dividend to stockholders of record on May 14, 2019. The declaration and payment of future quarterly dividends remains subject to review and approval by the Board of Directors.
Quarterly Investment and Disposition Activity We continue to execute on our growth strategy by leveraging extensive seniors housing operator and health system relationships to drive acquisition volume, while recycling non-core real estate into high quality seniors housing and outpatient medical investments that drive future cash flow growth while being immediately accretive to the quality of our operator and real estate portfolios. In the first quarter, we completed $367 million of pro rata gross investments including $28 million in loans with a yield of 8.0%, $80 million in development funding with an expected stable yield of 7.6% and $259 million in acquisitions across five separate transactions at a blended yield of 6.3%. Also during the quarter, we completed dispositions of $612 million at a 6.7% yield and received $14 million in loan payoffs at a yield of 12.5%. Subsequent to quarter end, we closed an additional $519 million in pro rata acquisitions at a 5.7% yield, bringing the year to date acquisition volume to $778 million at a 5.9% blended yield, the majority of which are with existing relationships.

1Q19 Earnings Release	April 30, 2019

Notable Investments and Development Conversions
Outpatient Medical During the quarter, we expanded key health system relationships through the acquisition of nine Class-A outpatient medical buildings with a total of 356,711 rentable square feet for $83 million. The buildings are leased to prominent regional health systems such as Ascension, Novant Health and Atrium Health.
Chelsea Senior Living We expanded our relationship with triple-net seniors housing operator, Chelsea Senior Living, by acquiring three seniors housing communities located in New Jersey for $80 million.
StoryPoint Senior Living We expanded our RIDEA relationship with StoryPoint by acquiring a seniors housing community in Michigan for a pro rata investment of $57 million.
Frontier Management We formed a new RIDEA relationship with Portland, Oregon-based Frontier Management, a premier operator of high acuity assisted living and memory care communities throughout the United States. We acquired four assisted living and stand-alone memory care properties in Oregon and Washington for a pro rata investment of $39 million.
Chartwell Retirement Residences We completed the development of a 332-unit IL property in the heart of the Regent Park neighborhood of Toronto. This project was completed in partnership with Chartwell and the Daniels Corporation for $34 million based on our pro rata investment.
Notable Dispositions
Genesis HealthCare We completed the previously announced disposition of 24 Genesis HealthCare properties for $263 million. Genesis HealthCare now represents 4% of our In-Place NOI with Long-Term/Post-Acute Care being less than 10%.
StoryPoint Senior Living We completed the disposition of our StoryPoint triple-net portfolio, including eight communities for $290 million. The disposition resulted in a gain on sale of $169 million and an unlevered IRR of 18.7%.
Senior Resource Group We closed on the disposition of our 47.5% interest in a non-core stand-alone memory care property operated by Senior Resource Group for $9 million based on 100% ownership.
Outlook for 2019 Net income attributable to common stockholders guidance has been revised to a range of $2.62 to $2.77 per diluted share from the previous range of $2.70 to $2.85 per diluted share, primarily due to changes in projected net gains/losses/impairments and depreciation and amortization. We are affirming our previously announced 2019 normalized FFO attributable to common stockholders guidance to $4.10 to $4.25 per diluted share. In preparing our guidance, we have updated or confirmed the following assumptions:

•	Same Store NOI: We continue to expect average blended SSNOI growth of approximately 1.25%-2.25% in 2019.

◦	Seniors Housing Operating approximately 0.5%-2.0%

◦	Seniors Housing Triple-net approximately 3.0%-3.5%

◦	Outpatient Medical approximately 1.75%-2.25%

◦	Health System 1.375%

◦	Long-term/Post-acute Care approximately 2.0%-2.5%

•	General and administrative expenses: We anticipate annual general and administrative expenses of approximately $130 million to $135 million, including $26 million of stock-based compensation.

•	Acquisitions: 2019 earnings guidance includes any acquisitions closed or announced year to date.

•	Development: We anticipate funding development of approximately $356 million in 2019 relating to projects underway on March 31, 2019.

•	Dispositions: We anticipate disposition proceeds of approximately $1.4 billion at a blended yield of 6.2% in 2019.
Our guidance does not include any additional investments, dispositions or capital transactions beyond those we have announced, nor any other expenses, impairments, unanticipated additions to the loan loss reserve or other additional normalizing items. Please see the Supplemental Reporting Measures section for further discussion and our definition of normalized FFO and SSNOI and the Exhibits for a reconciliation of the outlook for net income available to common stockholders to normalized FFO attributable to common stockholders. We will provide additional detail regarding our 2019 outlook and assumptions on the first quarter 2019 conference call.
Conference Call Information We have scheduled a conference call on Tuesday, April 30, 2019 at 9:00 a.m. Eastern Time to discuss our first quarter 2019 results, industry trends, portfolio performance and outlook for 2019. Telephone access will be available by dialing 888-346-2469 or 706-758-4923 (international). For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the call through May 14, 2019. To access the rebroadcast, dial 855-859-2056 or 404-537-3406 (international). The conference ID number is 2374568. To participate in the webcast, log on to www.welltower.com 15 minutes before the call to download the necessary software.  Replays will be available for 90 days.
Supplemental Reporting Measures We believe that net income and net income attributable to common stockholders (NICS), as defined by U.S. generally accepted accounting principles (U.S. GAAP), are the most appropriate earnings measurements. However, we consider

1Q19 Earnings Release	April 30, 2019

funds from operations (FFO), net operating income (NOI), In-Place NOI (IPNOI), same store NOI (SSNOI), EBITDA and Adjusted EBITDA to be useful supplemental measures of our operating performance. Excluding EBITDA and Adjusted EBITDA, these supplemental measures are disclosed on our pro rata ownership basis. Pro rata amounts are derived by reducing consolidated amounts for minority partners’ noncontrolling ownership interests and adding our minority ownership share of unconsolidated amounts. We do not control unconsolidated investments. While we consider pro rata disclosures useful, they may not accurately depict the legal and economic implications of our joint venture arrangements and should be used with caution.
Historical cost accounting for real estate assets in accordance with U.S. GAAP implicitly assumes that the value of real estate assets diminishes predictably over time as evidenced by the provision for depreciation. However, since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient. In response, the National Association of Real Estate Investment Trusts (NAREIT) created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation from net income. FFO attributable to common stockholders, as defined by NAREIT, means net income attributable to common stockholders, computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of real estate and impairments of depreciable assets, plus real estate depreciation and amortization, and after adjustments for unconsolidated entities and noncontrolling interests. Normalized FFO attributable to common stockholders represents FFO attributable to common stockholders adjusted for certain items detailed in Exhibit 2. We believe that normalized FFO attributable to common stockholders is a useful supplemental measure of operating performance because investors and equity analysts may use this measure to compare the operating performance of the Company between periods or as compared to other REITs or other companies on a consistent basis without having to account for differences caused by unanticipated and/or incalculable items.
We define NOI as total revenues, including tenant reimbursements, less property operating expenses. Property operating expenses represent costs associated with managing, maintaining and servicing tenants for our properties. These expenses include, but are not limited to, property-related payroll and benefits, property management fees paid to operators, marketing, housekeeping, food service, maintenance, utilities, property taxes and insurance. General and administrative expenses represent costs unrelated to property operations or transaction costs. These expenses include, but are not limited to, payroll and benefits, professional services, office expenses and depreciation of corporate fixed assets. IPNOI represents NOI excluding interest income, other income and non-IPNOI and adjusted for timing of current quarter portfolio changes such as acquisitions, development conversions, segment transitions, dispositions and investments held for sale. SSNOI is used to evaluate the operating performance of our properties using a consistent population which controls for changes in the composition of our portfolio. As used herein, same store is generally defined as those revenue-generating properties in the portfolio for the relevant year-over-year reporting periods. Land parcels, loans, and sub-leases as well as any properties acquired, developed/redeveloped (including major refurbishments where 20% or more of units are simultaneously taken out of commission for 30 days or more), sold or classified as held for sale during that period are excluded from the same store amounts. Properties undergoing operator transitions and/or segment transitions (except Seniors Housing Triple-net to Seniors Housing Operating with the same operator) are also excluded from the same store amounts. Normalizers include adjustments that in management’s opinion are appropriate in considering SSNOI, a supplemental, non-GAAP performance measure. None of these adjustments, which may increase or decrease SSNOI, are reflected in our financial statements prepared in accordance with U.S. GAAP. Significant normalizers (defined as any that individually exceeds 0.50% of SSNOI growth per property type) are separately disclosed and explained. We believe NOI, IPNOI and SSNOI provide investors relevant and useful information because they measure the operating performance of our properties at the property level on an unleveraged basis. We use NOI, IPNOI and SSNOI to make decisions about resource allocations and to assess the property level performance of our properties. No reconciliation of the forecasted range for SSNOI on a combined basis or by property type is included in this release because we are unable to quantify certain amounts that would be required to be included in the comparable GAAP financial measure without unreasonable efforts, and we believe such reconciliation would imply a degree of precision that could be confusing or misleading to investors.
We measure our credit strength both in terms of leverage ratios and coverage ratios. The leverage ratios indicate how much of our balance sheet capitalization is related to long-term debt, net of cash and Internal Revenue Code (“IRC”) Section 1031 deposits. We expect to maintain capitalization ratios and coverage ratios sufficient to maintain a capital structure consistent with our current profile. The coverage ratios are based on EBITDA which stands for earnings (net income per income statement) before interest expense, income taxes, depreciation and amortization. Covenants in our senior unsecured notes and primary credit facility contain financial ratios based on a definition of EBITDA that is specific to those agreements. Failure to satisfy these covenants could result in an event of default that could have a material adverse impact on our cost and availability of capital, which could in turn have a material adverse impact on our consolidated results of operations, liquidity and/or financial condition. Due to the materiality of these debt agreements and the financial covenants, we have defined Adjusted EBITDA to exclude unconsolidated entities and to include adjustments for stock-based compensation expense, provision for loan losses, gains/losses on extinguishment of debt, gains/losses/impairments on properties, gains/losses on derivatives and financial instruments, other expenses and additional other income. We believe that EBITDA and Adjusted EBITDA, along with net income and cash flow provided from operating activities, are important supplemental measures because they provide additional information to assess and evaluate the performance of our operations. Our leverage ratios include net debt to Adjusted EBITDA. Net debt is defined as total long-term debt, excluding operating lease liabilities, less cash and cash equivalents and any IRC Section 1031 deposits.

1Q19 Earnings Release	April 30, 2019

Our supplemental reporting measures and similarly entitled financial measures are widely used by investors, equity and debt analysts and ratings agencies in the valuation, comparison, rating and investment recommendations of companies. Our management uses these financial measures to facilitate internal and external comparisons to historical operating results and in making operating decisions. Additionally, they are utilized by the Board of Directors to evaluate management. The supplemental reporting measures do not represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity. Finally, the supplemental reporting measures, as defined by us, may not be comparable to similarly entitled items reported by other real estate investment trusts or other companies. Please see the exhibits for reconciliations of supplemental reporting measures and the supplemental information package for the quarter ended March 31, 2019, which is available on the Company’s website (www.welltower.com), for information and reconciliations of additional supplemental reporting measures.
About Welltower Welltower Inc. (NYSE:WELL), an S&P 500 company headquartered in Toledo, Ohio, is driving the transformation of health care infrastructure. The Company invests with leading seniors housing operators, post-acute providers and health systems to fund the real estate infrastructure needed to scale innovative care delivery models and improve people’s wellness and overall health care experience. Welltower™, a real estate investment trust (“REIT”), owns interests in properties concentrated in major, high-growth markets in the United States, Canada and the United Kingdom, consisting of seniors housing and post-acute communities and outpatient medical properties. More information is available at www.welltower.com. We routinely post important information on our website at www.welltower.com in the “Investors” section, including corporate and investor presentations and financial information. We intend to use our website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included on our website under the heading “Investors”. Accordingly, investors should monitor such portion of our website in addition to following our press releases, public conference calls and filings with the Securities and Exchange Commission. The information on our website is not incorporated by reference in this press release, and our web address is included as an inactive textual reference only.
Forward-Looking Statements and Risk Factors This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. When we use words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “pro forma,” “estimate” or similar expressions that do not relate solely to historical matters, we are making forward-looking statements. In particular, these forward-looking statements include, but are not limited to, those relating to our opportunities to acquire, develop or sell properties; our ability to close anticipated acquisitions, investments or dispositions on currently anticipated terms, or within currently anticipated timeframes; the expected performance of our operators/tenants and properties; our expected occupancy rates; our ability to declare and to make distributions to shareholders; our investment and financing opportunities and plans; our continued qualification as a REIT; our ability to access capital markets or other sources of funds; and our ability to meet our earnings guidance. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause our actual results to differ materially from our expectations discussed in the forward-looking statements. This may be a result of various factors, including, but not limited to: the status of the economy; the status of capital markets, including availability and cost of capital; issues facing the health care industry, including compliance with, and changes to, regulations and payment policies, responding to government investigations and punitive settlements and operators’/tenants’ difficulty in cost-effectively obtaining and maintaining adequate liability and other insurance; changes in financing terms; competition within the health care and seniors housing industries; negative developments in the operating results or financial condition of operators/tenants, including, but not limited to, their ability to pay rent and repay loans; our ability to transition or sell properties with profitable results; the failure to make new investments or acquisitions as and when anticipated; natural disasters and other acts of God affecting our properties; our ability to re lease space at similar rates as vacancies occur; our ability to timely reinvest sale proceeds at similar rates to assets sold; operator/tenant or joint venture partner bankruptcies or insolvencies; the cooperation of joint venture partners; government regulations affecting Medicare and Medicaid reimbursement rates and operational requirements; liability or contract claims by or against operators/tenants; unanticipated difficulties and/or expenditures relating to future investments or acquisitions; environmental laws affecting our properties; changes in rules or practices governing our financial reporting; the movement of U.S. and foreign currency exchange rates; our ability to maintain our qualification as a REIT; key management personnel recruitment and retention; and other risks described in our reports filed from time to time with the Securities and Exchange Commission. Finally, we undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise, or to update the reasons why actual results could differ from those projected in any forward-looking statements.

1Q19 Earnings Release	April 30, 2019

Welltower Inc.
Financial Exhibits

Consolidated Balance Sheets (unaudited)
(in thousands)
	March 31,
	2019	2018
Assets
Real estate investments:
Land and land improvements	$3,238,679	$2,793,671
Buildings and improvements	28,047,658	25,672,558
Acquired lease intangibles	1,539,363	1,548,621
Real property held for sale, net of accumulated depreciation	330,327	368,249
Construction in progress	253,478	180,984
Less accumulated depreciation and intangible amortization	(5,670,111)	(4,990,780)
Net real property owned	27,739,394	25,573,303
Right of use assets, net	502,429	—
Real estate loans receivable, net of allowance	351,085	367,822
Net real estate investments	28,592,908	25,941,125
Other assets:
Investments in unconsolidated entities	484,265	440,424
Goodwill	68,321	68,321
Cash and cash equivalents	249,127	202,824
Restricted cash	158,312	61,295
Straight-line rent receivable	395,621	406,260
Receivables and other assets	688,782	626,410
Total other assets	2,044,428	1,805,534
Total assets	$30,637,336	$27,746,659

Liabilities and equity
Liabilities:
Unsecured credit facility and commercial paper	$419,293	$865,000
Senior unsecured notes	9,632,013	7,924,340
Secured debt	2,660,190	2,488,652
Lease liabilities	426,639	71,848
Accrued expenses and other liabilities	1,000,825	948,618
Total liabilities	14,138,960	12,298,458
Redeemable noncontrolling interests	450,545	388,875
Equity:
Preferred stock	—	718,498
Common stock	404,509	372,729
Capital in excess of par value	19,654,137	17,667,674
Treasury stock	(74,492)	(68,696)
Cumulative net income	6,402,004	5,765,927
Cumulative dividends	(11,163,317)	(9,807,114)
Accumulated other comprehensive income	(144,618)	(91,253)
Other equity	268	670
Total Welltower Inc. stockholders’ equity	15,078,491	14,558,435
Noncontrolling interests	969,340	500,891
Total equity	16,047,831	15,059,326
Total liabilities and equity	$30,637,336	$27,746,659

1Q19 Earnings Release	April 30, 2019

Consolidated Statements of Income (unaudited)
(in thousands, except per share data)
		Three Months Ended
		March 31,
		2019	2018
	Revenues:
	Resident fees and service	$868,285	$735,934
	Rental income	381,084	343,369
	Interest income	15,119	14,648
	Other income	7,757	3,014
	Total revenues	1,272,245	1,096,965
	Expenses:
	Property operating expenses	670,807	556,465
	Depreciation and amortization	243,932	228,201
	Interest expense	145,232	122,775
	General and administrative expenses	35,282	33,705
	Loss (gain) on derivatives and financial instruments, net	(2,487)	(7,173)
	Loss (gain) on extinguishment of debt, net	15,719	11,707
	Provision for loan losses	18,690	—
	Impairment of assets	—	28,185
	Other expenses	8,756	3,712
	Total expenses	1,135,931	977,577
	Income (loss) from continuing operations before income taxes
	and other items	136,314	119,388
	Income tax (expense) benefit	(2,222)	(1,588)
	Income (loss) from unconsolidated entities	(9,199)	(2,429)
	Gain (loss) on real estate dispositions, net	167,409	338,184
	Income (loss) from continuing operations	292,302	453,555

	Net income (loss)	292,302	453,555
Less:	Preferred dividends	—	11,676
	Net income (loss) attributable to noncontrolling interests	11,832	4,208
	Net income (loss) attributable to common stockholders	$280,470	$437,671
	Average number of common shares outstanding:
	Basic	391,474	371,426
	Diluted	393,452	373,257
	Net income (loss) attributable to common stockholders per share:
	Basic	$0.72	$1.18
	Diluted	$0.71	$1.17
	Common dividends per share	$0.87	$0.87

1Q19 Earnings Release	April 30, 2019

Outlook reconciliations: Year Ending December 31, 2019				Exhibit 1
(in millions, except per share data)
	Prior Outlook		Current Outlook
	Low	High	Low	High
FFO Reconciliation:
Net income attributable to common stockholders	$1,045	$1,103	$1,060	$1,121
Impairments and losses (gains) on real estate dispositions, net(1,2)	(448)	(448)	(453)	(453)
Depreciation and amortization(1)	990	990	1,008	1,008
NAREIT FFO attributable to common stockholders	1,587	1,645	1,615	1,676
Normalizing items, net(1,3)	—	—	41	41
Normalized FFO attributable to common stockholders	$1,587	$1,645	$1,656	$1,717

Per share data attributable to common stockholders:
Net income	$2.70	$2.85	$2.62	$2.77
NAREIT FFO	$4.10	$4.25	$4.00	$4.15
Normalized FFO	$4.10	$4.25	$4.10	$4.25

Other items:(1)
Net straight-line rent and above/below market rent amortization	$(73)	$(73)	$(83)	$(83)
Non-cash interest expenses	21	21	22	22
Recurring cap-ex, tenant improvements, and lease commissions	(124)	(124)	(125)	(125)
Stock-based compensation	26	26	26	26

Note : (1) Amounts presented net of noncontrolling interests' share and Welltower's share of unconsolidated entities.
(2) Includes estimated gains on projected dispositions.
(3) See Exhibit 2.

Normalizing Items			Exhibit 2
(in thousands, except per share data)	Three Months Ended
	March 31,
	2019		2018
Loss (gain) on derivatives and financial instruments, net	$(2,487)	(1)	$(7,173)
Loss (gain) on extinguishment of debt, net	15,719	(2)	11,707
Provision for loan losses	18,690	(3)	—
Incremental stock-based compensation expense	—		3,552
Other expenses	8,756	(4)	3,712
Normalizing items attributable to noncontrolling interests and unconsolidated entities, net	504	(5)	3,169
Net normalizing items	$41,182		$14,967

Average diluted common shares outstanding	393,452		373,257
Net normalizing items per diluted share	$0.10		$0.04

Note: (1) Primarily related to mark-to-market of Genesis HealthCare stock holdings.
(2) Primarily related to the repayment of our $600,000,000 of 4.125% senior unsecured notes due 2019 and $450,000,000 of 6.125% senior unsecured notes due 2020 during the quarter.
(3) Primarily related to planned restructuring of a seniors housing triple-net investment.
(4) Primarily related to non-capitalizable transaction costs.
(5) Primarily related to non-capitalizable transaction costs in joint ventures.

1Q19 Earnings Release	April 30, 2019

FFO Reconciliations		Exhibit 3
(in thousands, except per share data)	Three Months Ended
	March 31,
	2019	2018
Net income (loss) attributable to common stockholders	$280,470	$437,671
Depreciation and amortization	243,932	228,201
Impairments and losses (gains) on real estate dispositions, net	(167,409)	(309,999)
Noncontrolling interests(1)	(17,760)	(16,353)
Unconsolidated entities(2)	19,150	13,700
NAREIT FFO attributable to common stockholders	358,383	353,220
Normalizing items, net(3)	41,182	14,967
Normalized FFO attributable to common stockholders	$399,565	$368,187

Average diluted common shares outstanding	393,452	373,257

Per share data attributable to common stockholders:
Net income (loss)	$0.71	$1.17
NAREIT FFO	$0.91	$0.95
Normalized FFO	$1.02	$0.99

Normalized FFO Payout Ratio:
Dividends per common share	$0.87	$0.87
Normalized FFO attributable to common stockholders per share	$1.02	$0.99
Normalized FFO payout ratio	85%	88%

Other items:(4)
Net straight-line rent and above/below market rent amortization	$(23,715)	$(17,329)
Non-cash interest expenses	5,900	4,823
Recurring cap-ex, tenant improvements, and lease commissions	(21,416)	(18,398)
Stock-based compensation(5)	7,529	7,097

Note: (1) Represents noncontrolling interests' share of net FFO adjustments.
(2) Represents Welltower's share of net FFO adjustments from unconsolidated entities.
(3) See Exhibit 2.
(4) Amounts presented net of noncontrolling interests' share and Welltower's share of unconsolidated entities.
(5) Excludes certain severance related stock-based compensation recorded in other expense and normalized incremental stock-based compensation expense (see Exhibit 2).

1Q19 Earnings Release	April 30, 2019

SSNOI Reconciliation			Exhibit 4
(in thousands)	Three Months Ended
	March 31,
	2019	2018	% growth
Net income (loss)	$292,302	$453,555
Loss (gain) on real estate dispositions, net	(167,409)	(338,184)
Loss (income) from unconsolidated entities	9,199	2,429
Income tax expense (benefit)	2,222	1,588
Other expenses	8,756	3,712
Impairment of assets	—	28,185
Provision for loan losses	18,690	—
Loss (gain) on extinguishment of debt, net	15,719	11,707
Loss (gain) on derivatives and financial instruments, net	(2,487)	(7,173)
General and administrative expenses	35,282	33,705
Depreciation and amortization	243,932	228,201
Interest expense	145,232	122,775
Consolidated NOI	601,438	540,500
NOI attributable to unconsolidated investments	21,827	21,620
NOI attributable to noncontrolling interests	(41,574)	(31,283)
Pro rata NOI	581,691	530,837
Non-cash NOI attributable to same store properties	(7,912)	(12,614)
NOI attributable to non-same store properties	(123,581)	(96,522)
Currency and ownership adjustments(1)	603	(4,206)
Other adjustments(2)	(7,420)	12,644
Same Store NOI (SSNOI)	$443,381	$430,139	3.1%

Seniors Housing Operating	222,141	215,689	3.0%
Seniors Housing Triple-net	88,856	85,405	4.0%
Outpatient Medical	84,847	82,962	2.3%
Long-Term/Post-Acute Care	47,537	46,083	3.2%
Total SSNOI	$443,381	$430,139	3.1%

Notes:	(1) Includes adjustments to reflect consistent property ownership percentages and foreign currency exchange rates for properties in the U.K. and Canada.
(2) Includes other adjustments described in the accompanying Supplement.

1Q19 Earnings Release	April 30, 2019

In-Place Net Operating Income (IPNOI) Reconciliation			Exhibit 5
(In thousands at Welltower pro rata ownership)
	Three Months Ended March 31, 2019

Reconciliation of Annualized IPNOI:		Annualized IPNOI by Segment:
Pro rata NOI (1)	$581,691	Seniors Housing Operating	$1,016,744	48.0%
Interest income	(15,119)	Seniors Housing Triple-net	381,464	18.0%
Other income	(7,690)	Outpatient Medical	371,952	17.6%
Sold/held for sale	(11,789)	Health System	143,200	6.8%
Developments/land	409	Long-Term/Post-Acute Care (4)	205,628	9.6%
Non-IPNOI (2)	(20,971)	Total	$2,118,988	100%
Timing adjustments (3)	3,216
IPNOI	529,747
Annualized IPNOI	$2,118,988

Notes:	(1) Please refer to Exhibit 4.
(2) Primarily represents non-cash NOI.
(3) Represents timing adjustments for current quarter acquisitions, construction conversions and segment or operator transitions.
(4) Includes $85 million of IPNOI related to Genesis HealthCare, which represents 4% of total annualized IPNOI. Please refer to the accompanying Supplement for additional information.

Net Debt to Adjusted EBITDA Reconciliation			Exhibit 6
(dollars in thousands)	Three Months Ended
	March 31, 2019		December 31, 2018
Net income (loss)	$292,302		124,696
Interest expense	145,232		144,369
Income tax expense (benefit)	2,222		1,504
Depreciation and amortization	243,932		242,834
EBITDA	$683,688		$513,403
Loss (income) from unconsolidated entities	9,199		(195)
Stock-based compensation	7,529		4,847
Loss (gain) on extinguishment of debt, net	15,719		53
Losses/impairments (gains) on properties, net	(167,409)		34,109
Provision for loan losses	18,690		—
Loss (gain) on derivatives and financial instruments, net	(2,487)		1,626
Other expenses	8,756		10,502
Additional other income	—		(4,027)
Adjusted EBITDA	$573,685		$560,318
Adjusted EBITDA annualized	2,294,740		2,241,272

Unsecured credit facility and commercial paper	$419,293		$1,147,000
Long term debt obligations(1)	12,371,729		12,150,144
Cash and cash equivalents(2)	(249,127)		(215,376)
Net debt	$12,541,895		$13,081,768
Net debt to Adjusted EBITDA ratio	5.47	x	5.84	x

Notes:	(1) Amounts include unamortized premiums/discounts, fair value adjustments and lease liabilities related to financing leases. Operating lease liabilities related to ASC 842 adoption are excluded.
(2) Inclusive of IRC section 1031 deposits, if any.